Exhibit 99.1

eGain Announces Fiscal 2015 Fourth Quarter and Full Year Financial Results

•	Fourth quarter non-GAAP revenue of $17.1 million, compared to $18.9 million in the year ago quarter
•	Fiscal 2015 full year non-GAAP revenue of $76.3 million, up 9% from fiscal 2014
•	Fourth quarter new cloud bookings 57% of total new bookings, up from 25% in the preceding quarter

Sunnyvale, Calif. (September 10, 2015) – eGain (NASDAQ: EGAN), the leading provider of cloud customer engagement solutions, today announced financial results for its fiscal 2015 fourth quarter and full year ended June 30, 2015.

Ashu Roy, eGain’s CEO, commented, “Fiscal 2015 was a transformative year for eGain.  We launched a new simplified cloud-ready product suite and organized our services team to rapidly deliver cloud solutions with best-practice guidance. Building on this foundation, our recently announced eGain Try+Buy program is being received enthusiastically by enterprise clients looking for guidance to quick value in their digital customer engagement initiatives. In fiscal 2016, we intend to only sell cloud solutions to new clients through our direct sales team, a move that puts us firmly on the path to becoming a cloud business.

“As we previously announced,  our fourth quarter and full year revenue fell below our guidance, due to lower than expected license revenue.  However, our recurring revenue was within our guidance range and overall bookings grew a solid 26% over the prior year.  Looking ahead to fiscal 2016, we expect a significant shift to new cloud bookings as enterprise clients increasingly opt for digital innovation at speed in the eGain Cloud.”

Fiscal 2015 Fourth Quarter and Full Year Results:

Total GAAP revenue for the fiscal 2015 fourth quarter was $17.1 million, compared to $18.9 million in the prior year quarter. Total GAAP revenue on a constant currency basis, reflecting the strengthening US dollar compared to foreign currencies, was $18.0 million, compared to $18.9 million in the prior year quarter. Subscription and support revenue for the fiscal fourth quarter was $10.1 million, compared to $10.2 million in the prior year quarter.  Subscription and support revenue on a constant currency basis, reflecting the strengthening US dollar compared to foreign currencies, was $10.6 million, up 4%. License revenue for the fiscal fourth quarter was $2.8 million, a decrease of 48% on a year-over-year basis. Professional services revenue for the fiscal fourth quarter was $4.2 million, an increase of 26%  on a year over year basis.

For the full fiscal year 2015,  total GAAP revenue was $75.9 million, an increase of 8% over fiscal 2014.  Total GAAP revenue on a constant currency basis, reflecting the strengthening US dollar compared to foreign currencies, was $78.9 million, an increase of 11% from fiscal 2014. Subscription and support revenue was $42.3 million, an increase of 5% over the prior year. Subscription and support revenue on a constant currency basis, reflecting the strengthening US dollar compared to foreign currencies, was $43.9 million, up 7% from the same period last year.    License revenue was $18.3 million, an increase of 24% over the prior year.  Professional services revenue was $15.3 million, up from $15.0 million in the prior year.

Gross profit for the fiscal fourth quarter was $10.7 million, compared to $12.8 million for the fourth quarter of fiscal 2014. Gross margin for the fiscal fourth quarter was 63%, compared to 68% in the fourth quarter last year. The subscription and support revenue gross margin for the fiscal fourth quarter was 71%, compared to 77% in the fourth quarter last year.

For the full fiscal year 2015, gross profit was $46.8 million, flat compared to fiscal 2014.  Gross margin was 62%, compared to 67% for the prior year. The subscription and support revenue gross margin for fiscal 2015 was 71%, compared to 79% for the prior year.

Adjusted EBITDA for the fiscal fourth quarter was a net loss of $307,000, or a loss of $0.01 per share on a basic and diluted basis, compared to net income of  $318,000, or $0.01 per share on a basic and diluted basis, for the fourth quarter of fiscal 2014.

For the full fiscal year, adjusted EBITDA was a loss of $1.4 million, or a loss of $0.05 per share on a basic and diluted basis, compared to a loss of $702,000, or a loss of $0.03 per share on a basic and diluted basis, for the same period last year.

GAAP net loss for the fiscal fourth quarter was $2.9 million, or a loss of $0.11 per share on a basic and diluted basis, compared to a  GAAP net loss of $1.0 million, or $0.04 per share on a basic basis and diluted basis, for the fourth quarter of last year. Net loss for the fiscal fourth quarter includes stock-based compensation expense of $487,000 and interest, net and tax expense of $786,000, compared to stock-based compensation expense of $317,000 and interest, net and tax expense of $253,000 in the fourth quarter last year.

For the full fiscal year 2015,  net loss was $12.4 million, or a loss of $0.47 per share on a basic and diluted basis, compared to a net loss of $5.2 million, or a loss of $0.21 per share on a basic and diluted basis, for fiscal 2014.  Net loss for fiscal 2014 includes stock-based compensation expense of $2.3 million and interest, net and tax expense of $1.2 million, compared to stock-based compensation expense of $1.5 million and interest, net and tax expense of $772,000 for the prior year.

Cash: Total cash, cash equivalents and restricted cash increased to $9.3 million as of June 30, 2015, from $8.8 million as of June 30, 2014. Cash used in operations was $10.5 million for fiscal 2015,  compared to cash used in operations of $4.7 million for fiscal 2014.

Deferred Revenue: Total deferred revenue (which includes both deferred revenue on the balance sheet of $15.8 million and unbilled deferred revenue that remains off balance sheet of $26.5 million, collectively representing contractual commitments that have not been recognized as revenue) was $42.3 million as of June 30, 2015, compared to $36.3 million as of June 30, 2014.

Non-GAAP Financial Measures

The reported results include adjusted EBITDA, a non-GAAP financial measure, defined as net income (loss), adjusted for the impact of purchase accounting adjustments to deferred revenue related to acquisitions, depreciation and amortization, stock-based compensation expense, interest expense, net, income tax (benefit) provision, amortization of acquired intangible assets, acquisition-related expenses and severance and related charges. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. eGain’s management uses these non-GAAP measures to compare the company’s performance to that of prior periods for trend analyses, and for budgeting and planning purposes. eGain believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors, and that it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making.  Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release are included with the financial tables at the end of this release. eGain urges investors to review the reconciliation and not to rely on any single financial measure to evaluate the company’s business.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 2:00 p.m. Pacific Daylight Time. To access the live call, please dial (888) 329-8877 (U.S. toll free) or (719) 325-2362 (international), and give the participant pass code 9500312. A live webcast of the call can be accessed from the investors section at www.egain.com. An audio replay of the conference call can be accessed at (888) 203-1112 (U.S. toll-free) or (719) 457-0820 (international). The replay will be available starting two hours after the call and remain in effect for one week. The required pass code is # 9500312. An archive of the webcast will also be available on the investors section at www.egain.com.

About eGain

eGain’s customer engagement solutions power digital transformation for leading brands. Our top-rated cloud applications for social, mobile, web, and contact centers help clients deliver connected customer journeys in a multichannel world. To find out more about eGain Corporation, visit http://www.egain.com/company/investors/

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC).

Cautionary Note Regarding Forward-Looking Statements. This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other matters, statements about the Company’s market opportunities, statements referring to organizational changes, statements about the Company’s expected financial results for the fiscal fourth quarter ended June 30, 2015, and full fiscal year 2015, with respect to total revenue, statements regarding deferred revenue, subscription and support revenue, license revenue and statements regarding our fiscal 2016 guidance, including sources of revenue and business mix. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company’s results could differ materially from the results expressed or implied by the forward-looking statements we make. The risks and uncertainties referred to above include, but are not limited to;  risks that our hybrid revenue model and lengthy sales cycles may negatively affect our operating results; risks related to our reliance on a relatively small number of customers for a substantial portion of our revenue; our ability to compete successfully and manage growth; our ability to develop and expand strategic and third party distribution channels; risks associated with new product releases; risks related to our international operations; our ability to invest resources to improve our products and continue to innovate; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 12, 2014, and eGain’s quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s Web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain. All other company names and products are trademarks or registered trademarks of their respective companies.

eGain	MKR Group Investor Relations
Charles Messman, VP Finance	Todd Kehrli or Jim Byers
Phone: 408-636-4500	Phone: 323-468-2300
Email: iregain@egain.com	Email: egan@mkr-group.com

eGain Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$8,633	$8,785
Restricted cash	676	30
Accounts receivable, net	13,118	11,163
Deferred commissions	633	865
Prepaid and other current assets	1,625	1,348
Total current assets	24,685	22,191
Property and equipment, net	3,136	4,489
Deferred commission, net of current portion	297	337
Intangible assets, net	7,620	—
Goodwill	13,186	4,880
Other assets	807	750
Total assets	$49,731	$32,647
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,779	$2,162
Accrued compensation	6,910	5,729
Accrued liabilities	2,664	1,456
Deferred revenue	14,395	12,920
Capital lease obligation	471	392
Bank borrowings	505	1,417
Total current liabilities	26,724	24,076
Deferred revenue, net of current portion	1,417	793
Capital lease obligation, net of current portion	295	625
Bank borrowings, net of current portion	18,259	3,583
Other long term liabilities	1,937	521
Total liabilities	48,632	29,598
Stockholders' equity:
Common stock	27	25
Additional paid-in capital	341,329	330,657
Notes receivable from stockholders	(78)	(83)
Accumulated other comprehensive loss	(1,170)	(970)
Accumulated deficit	(339,009)	(326,580)
Total stockholders' equity	1,099	3,049
Total liabilities and stockholders' equity	$49,731	$32,647

eGain Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2015	2014	2015	2014
Revenue:
Subscription and support	$10,070	$10,157	$42,311	$40,477
License	2,784	5,378	18,325	14,800
Professional services	4,220	3,354	15,277	14,985
Total revenue	17,074	18,889	75,913	70,262
Cost of subscription and support	2,918	2,358	12,082	8,518
Cost of license	3	24	61	104
Cost of professional services	3,442	3,729	16,998	14,840
Total cost of revenue	6,363	6,111	29,141	23,462
Gross profit	10,711	12,778	46,772	46,800
Operating expenses:
Research and development	3,999	2,799	16,042	9,963
Sales and marketing	6,716	8,727	32,703	33,367
General and administrative	1,986	1,957	9,313	7,529
Total operating expenses	12,701	13,483	58,058	50,859
Loss from operations	(1,990)	(705)	(11,286)	(4,059)
Interest expense, net	(256)	(35)	(834)	(181)
Other income (expense), net	(157)	(60)	11	(415)
Loss before income tax provision	(2,403)	(800)	(12,109)	(4,655)
Income tax provision	(530)	(218)	(320)	(591)
Net loss	$(2,933)	$(1,018)	$(12,429)	$(5,246)
Per share information:
Basic and diluted net loss per common share	$(0.11)	$(0.04)	$(0.47)	$(0.21)
Weighted average shares used in computing basic and diluted net loss per common share	26,890	25,462	26,609	25,353
Below is a summary of stock-based compensation included in the costs and expenses above:
Cost of revenue	$67	$36	$476	$280
Research and development	$142	$185	$736	$386
Sales and marketing	$153	$(8)	$574	$464
General and administrative	$125	$104	$531	$397

eGain Corporation

GAAP to Non-GAAP Reconciliation Table

(in thousands)

(unaudited)

	Three Months Ended June 30		Fiscal Year Ended June 30
	2015	2014	2015	2014
Revenue	$17,074	$18,889	$75,913	$70,262
Add: Purchase accounting adjustments to deferred revenue related to acquisitions	53	—	372	—
Non-GAAP Revenue	17,127	18,889	76,285	70,262
Gross profit	10,711	12,778	46,772	46,800
Adjusted EBITDA
Net loss	$(2,933)	$(1,018)	$(12,429)	$(5,246)
Add: Purchase accounting adjustments to deferred revenue related to acquisitions	53	—	372	—
Depreciation and amortization	605	629	2,503	2,108
Stock-based compensation expense	487	317	2,317	1,527
Interest expense, net	256	35	834	181
Income tax provision	530	218	320	591
Amortization of acquired intangible assets	695	—	2,510	—
Acquisition-related expenses	—	—	844	—
Severance and related charges	—	137	1,294	137
Adjusted EBITDA	$(307)	$318	$(1,435)	$(702)

eGain Corporation

Supplemental Financial Information

(in thousands)

(unaudited)

	Three Months Ended June 30				Fiscal Year Ended June 30
		Percent Change				Percent Change
	2015	Actual	Constant	2014	2015	Actual	Constant	2014
Gross bookings	$21,300	(10)%	(9)%	$23,700	$78,500	26%	36%	$62,100
Total revenue	$17,074	(10)%	(5)%	$18,889	$75,913	8%	11%	$70,262
Gross profit	$10,711	(16)%	(11)%	$12,778	$46,772	—%	3%	$46,800
Total operating expenses	$12,701	(6)%	(1)%	$13,483	$58,058	14%	17%	$50,859
Loss from operations	$(1,990)	NM	NM	$(705)	$(11,286)	NM	NM	$(4,059)
Net loss	$(2,933)	NM	NM	$(1,018)	$(12,429)	NM	NM	$(5,246)

* NM - Not Meaningful